FOR IMMEDIATE RELEASE

November 8, 2010

Contact: Susan Jordan

    732-577-9997

UMH PROPERTIES, INC. REPORTS NINE-MONTH EARNINGS

FREEHOLD, NEW JERSEY, November 8, 2010.........………UMH Properties, Inc. (NYSE Amex:UMH) reported net income of $4,555,000 or $.36 per share for the nine months ended September 30, 2010, as compared to $1,420,000 or $.13 per share for the nine months ended September 30, 2009.  Funds from operations (FFO) amounted to $7,813,000 or $.62 for the nine months ended September 30, 2010, as compared to $4,511,000 or $.40 per share for the nine months ended September 30, 2009.

A summary of significant financial information for the three months and nine months ended September 30, 2010 and 2009 is as follows:

   For the Three Months Ended

	9/30/10	9/30/09

Total Revenues	$8,470,000	$8,464,000
Total Expenses	$7,675,000	$7,417,000
Gain on Securities Transactions, net	$610,458	$297,746
Net Income	$1,197,000	$1,340,000
Net Income per Share	$.09	$.12
FFO (1)	$2,372,000	$2,357,000
FFO per Share (1)	$.18	$.21
Weighted Average Shares Outstanding	12,801,000	11,493,000

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  For the Nine Months Ended

	9/30/10	9/30/09

Total Revenues	$24,494,000	$24,225,000
Total Expenses	$21,955,000	$20,660,000
Gain (Loss) on Securities Transactions, net	$2,295,000	$(2,152,000)
Net Income	$4,555,000	$1,420,000
Net Income per Share	$.36	$.13
FFO (1)	$7,813,000	$4,511,000
FFO per Share (1)	$.62	$.40
Weighted Average Shares Outstanding	12,552,000	11,260,000

(1)  Non-GAAP Information:  Funds from Operations (FFO) is defined as net income excluding gains (or losses) from sales of depreciable assets, plus depreciation.  FFO per share is defined as FFO divided by the weighted average shares outstanding.  FFO and FFO per share should be considered as supplemental measures of operating performance used by real estate investment trusts (REITs).  FFO and FFO per share exclude historical cost depreciation as an expense and may facilitate the comparison of REITs which have different cost basis.  The items excluded from FFO and FFO per share are significant components in understanding and assessing the Company’s financial performance.  FFO and FFO per share (1) do not represent cash flow from operations as defined by generally accepted accounting principles; (2) should not be considered as alternatives to net income or net income per share as measures of operating performance or to cash flows from operating, investing and financing activities; and (3) are not alternatives to cash flow as a measure of liquidity.  FFO and FFO per share, as calculated by the Company, may not be comparable to similarly entitled measures reported by other REITs.

The Company’s FFO for the three and nine months ended September 30, 2010 and 2009 is calculated as follows:

	Three Months		Nine Months
	9/30/10	9/30/09	9/30/10	9/30/09

Net Income	$1, 197,000	$1, 340,000	$4,555,000	$1,420,000
Loss on Sales of Depreciable Assets	6,000	-0-	-0-	22,000
Depreciation Expense	1,169,000	1,017,000	3,258,000	3,069,000

FFO	$2,372,000	$2,357,000	$7,813,000	$4,511,000

The following are the cash flows provided by (used in) operating, investing and financing activities for the nine months ended September 30, 2010 and 2009:

	9/30/10	9/30/09

Operating Activities	$2,584,000	$9,112,000
Investing Activities	(17,546,000)	(7,409,000)
Financing Activities	12,496,000	(1,433,000)

 Samuel A. Landy, President, stated, “We are pleased with our 2010 results to date.  FFO per share amounted to $0.18 for the quarter ended September 30, 2010 as compared to $0.21 for the quarter ended September 30, 2009.  This 14% decrease was primarily due to a decrease in occupancy of 70 sites in one of our communities in Memphis, TN due to a severe flood that swept the region and to flood-related costs as well as diminished sales activity over the quarter. FFO per share amounted to $0.62 for the nine months ended September 30, 2010 as compared to $0.40 for the nine months ended September 30, 2009.  We purchased two communities located in Pennsylvania in June.  We have recently entered into a contract to acquire 5 additional communities located in Pennsylvania for an aggregate purchase price of approximately $25 million. These 5 all-age family communities total 824 sites situated on 215 acres. The average occupancy for these communities is 86%.  The closing is expected to be completed by the end of the fourth quarter 2010.  This acquisition is subject to due diligence and other customary closing conditions and therefore there can be no assurance that this acquisition will take place by the end of the fourth quarter 2010 or at all.

Our securities portfolio has performed very well, with an unrealized gain of approximately $5,200,000 at quarter end.  We have continued to strengthen our already strong balance sheet.  We have 16 unencumbered assets, approximately $2 million in cash, over $37 million in REIT securities subject to margin and bank loans of $12 million, an unused $5 million line of credit, and a low leverage ratio of approximately 43% debt to total market cap.  Our occupancy rate remained unchanged from year-end at 78%.  We have recently seen an increase in traffic and applications.  There has also been an increase in the credit quality of our potential residents and we anticipate that this will translate into increased home sales and occupancy.  UMH is well positioned for continued growth and we are actively seeking opportunistic investments.”

UMH Properties, Inc., a publicly-owned real estate investment trust, owns and operates thirty manufactured home communities located in New Jersey, New York, Pennsylvania, Ohio and Tennessee.   In addition, the Company owns a portfolio of REIT securities.

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